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                                                                    Exhibit 23.2

          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-3) File No. 333-114559, and related prospectus of Biopure Corporation for the registration of shares of its preferred stock, common stock and warrants with an aggregate offering price of $50,000,000 and to the incorporation by reference therein of our report dated December 12, 2003 (except for Note 13, as to which the date is January 26,
2004), with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report (Form 10-K/A) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 12, 2004